Exhibit 99.2


              GREAT LAKES STOCK PRICE REFLECTS RECENT SPIN OFF

 WEST LAFAYETTE, Indiana - May 27,1998 - Great Lakes Chemical Corporation (NYSE:GLK) today commented on the apparent dramatic change in the company's stock price at the close of yesterday's trading versus Friday's closing price.

           Beginning Tuesday, Great Lakes' stock traded without the value of Octel Corp. included. As a result of Octel being spun off to Great Lakes' shareholders, Octel began trading on the NYSE under the symbol "OTL".

           To understand the change in share price, consider the trading value of the newly created Octel Corp. The value of GLK shares, including Octel, closed at $46 5/8 this past Friday. The value of Octel shares trading today ranged from $5 to $6 per share. GLK is currently trading at roughly $42 per share. The combined value of the two securities trading separately approximates the value of the "old" GLK. Among a variety of other factors, market forces will dictate the future price movements of the respective securities.

           Great Lakes Chemical Corporation is the world's leading producer of certain specialty chemical such as flame retardants, polymer stabilizers, fire extinguishants, water treatment chemicals, as well as a growing line of performance and fine chemicals.

                                   # # #

 For more information:    Jeffrey Potrzebowski - Analysts
                          Gregory Griffith - Media
                          (765) 497-6218